Exhibit 99

News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Reports
Strong Third Quarter Results

- Increased cash dividend for the 20th consecutive year
- Organic loan growth of $98 million in the quarter (11% annualized)
- Acquisition of 19 Upstate NY branches completed during the quarter

      SYRACUSE, N.Y. — October 23, 2012 — Community Bank System, Inc. (NYSE: CBU) reported third quarter 2012 net income of $18.4 million, or $0.46 per share, compared with $20.0 million, or $0.54 per share reported for the third quarter of 2011.  Current year results included $4.8 million of acquisition-related expenses, or $0.08 per share, compared with $0.4 million incurred in the prior year period.  The Company reported earnings of $58.3 million for the first nine months of 2012, an increase of 7.6% over the first three quarters of 2011.

“Our third quarter operating performance was at record levels and was characterized by solid revenue growth, strong organic loan generation, a continuation of our stable and favorable asset quality profile, and the successful completion of the branch acquisitions announced earlier in the year,” said President and Chief Executive Officer Mark E. Tryniski. “With the acquisition and conversion process of 19 former HSBC and First Niagara branch locations in our core Upstate New York markets completed, we are working to solidify and expand the service relationship with our new customers and remain excited by the potential to create incremental shareholder value from this transaction.  In September, we increased our quarterly dividend to $0.27 per share, or 3.8% higher, marking the twentieth consecutive year of dividend increases for the Company.  We believe that this demonstrates the Company’s commitment to the payment of a meaningful and growing dividend as an important component of providing consistent and favorable long-term returns to our shareholders.”

Total revenue for the third quarter of 2012 was $84.6 million, an increase of $6.9 million, or 8.8%, compared to the prior year third quarter.  Net interest income increased 7.7% from the prior year quarter to $58.8 million, the result of an $890 million increase in average interest-earning assets, comprised of an additional $663 million of investment securities (including cash equivalents) and a $227 million increase in average loans.  On a linked quarter basis, ending loans grew $250.8 million, with $152.6 million of the increase coming from the branch acquisitions, and $98.2 million (or 2.8%) from organic growth, primarily in consumer installment and mortgage products.  Although quarterly net interest income was up 1.7% and 7.7% over the second quarter of 2012 and the third quarter of 2011 respectively, as expected, the completion of the branch acquisitions (and its associated net liquidity characteristics) in the quarter contributed to a reduction in the Company’s net interest margin to 3.79%.  Quarterly net interest income generation reflected the pre-investing of a portion of the net liquidity received from the branch acquisitions principally in US Treasury and other high-quality government securities that began late in the first quarter of 2012.

Third quarter non-interest income, excluding gains and losses on investment security sales, increased $2.3 million to $25.6 million, compared with third quarter 2011, reflecting increased benefits administration and consulting fees, higher deposit services fees, and increased wealth management revenues, offset somewhat by lower mortgage banking revenues.  Employee benefits administration and consulting revenues were up 16.0% compared to third quarter 2011, principally from the December 2011 acquisition of Metro-New York based, CAI Benefits (CAI).    Wealth management fees were up $0.3 million, or 10.0% over third quarter 2011, driven by solid gains in trust services and asset management.  Net mortgage banking revenues of $0.1 million for the quarter were from servicing fees, reflective of the decision to continue to hold a large majority of the Company’s mortgage originations in portfolio.  Deposit service fees of $12.1 million were up $0.9 million, or 8.3% from third quarter of 2011, and included the activities of the recently acquired branches.

Community Bank System, Inc.

Third quarter core operating expenses (excluding acquisition expenses) of $51.3 million, increased $3.6 million over the third quarter of 2011, and included the recurring operating expenses of the newly acquired branches as well as CAI.  Year-to-date core operating expenses (excluding acquisition expenses) of $149.6 million were 8.6% higher than the first nine months of 2011, and reflect the aforementioned branch and CAI transactions, as well as the acquisition of the Wilber Corporation in April 2011.

The third quarter and year-to-date 2012 effective income tax rate was 29.1% compared to a 28.2 % rate for the first nine months of 2011, the result of a higher proportion of income being generated from fully taxable sources.

Financial Position

Average earning assets for the third quarter were $6.6 billion, an increase of $322.3 million compared to second quarter of 2012, and up $889.7 million over the third quarter of 2011.  Ending loans increased $250.8 million on a  linked basis reflecting strong organic growth primarily from consumer mortgage and installment products and loans from the acquired branches.  Average investment securities of $2.78 billion for the third quarter were consistent with the second quarter of 2012.  Invested (overnight) cash equivalents increased $128.2 million from second quarter of 2012, reflective of the Company’s acquired net liquidity.  Average deposits increased $566.1 million, or 11.5%, compared to the second quarter of 2012, primarily from the branch transactions.  Quarter-end borrowings were $830.2 million, and reflected the extinguishment of all overnight obligations upon the completion of the branch acquisitions.

Quarter-end shareholders’ equity of $904.6 million was $149.0 million, or 19.7%, higher than September 30, 2011, and up $19.5 million from the end of the second quarter of 2012.  The year-over-year increase was driven by the January 2012 issuance of 2.1 million additional shares in support of the Company’s recently completed branch acquisitions, appreciation in the available-for-sale investment portfolio, and continued solid growth in retained earnings due to record levels of net income generation.  Despite the completion of the branch acquisitions in the third quarter, the Company continued to strengthen its capital position as was evidenced by the 75 basis-point increase in the net tangible equity to net tangible assets ratio from the end of the third quarter of 2011.

Asset Quality

The Company’s asset quality metrics continue to be markedly better than comparative peer and industry averages and illustrate the long-term effectiveness of the Company’s disciplined risk management and underwriting standards.  Net charge-offs were $1.7 million for the third quarter, compared to $2.1 million for the second quarter of 2012 and $1.1 million for third quarter of 2011.  Nonperforming loans as a percentage of total loans at September 30, 2012 were 0.81% (0.74% excluding acquired loans), down from the 0.90% at June 30, 2012, and up from a very modest 0.54% of total loans at the end of last year’s third quarter.  The total delinquency ratio of 1.79% at the end of the third quarter (1.65% excluding acquired loans) was up eight basis points from second quarter 2012, and  23 basis points higher than the 1.56% level at September 30, 2011.  The third quarter provision for loan losses of $2.6 million was $0.5 million higher than the second quarter provision and up $1.6 million from the third quarter of 2011, and reflected solid organic loan growth and $0.5 million for certain loans acquired in the recently completed branch transactions.  The allowance for loan losses to nonperforming loans was 139% at September 30, 2012, compared to 131% at June 30, 2012 and 135% as of December 31, 2011.

Community Bank System, Inc.

Upstate New York Branch Banking Expansion

The Company completed the acquisition  and conversion of 16 HSBC branches (July 23, 2012) and three First Niagara branches (September 7, 2012) in its core Upstate New York markets in the third quarter.  In total, approximately $160 million of loans and $800 million of deposits were acquired in these transactions during the quarter.

Increased Cash Dividend Declared

In September, the Company’s Board of Directors declared a quarterly cash dividend of $0.27 per share on the Company’s common stock, payable on October 10, 2012 to shareholders of record as of September 14, 2012.  The increase of $0.01, or 3.8%, represented the twentieth (20th) consecutive annual increase in the Company’s dividend.  Based upon the closing price for a share of Community Bank System, Inc. common stock of $27.48 on October 22, 2012, the $0.27 per share quarterly dividend represents an approximate annual yield of 3.9%.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) tomorrow (Wednesday) October  24, 2012 to discuss third quarter results.  The conference call can be accessed at 1-877-641-0093 (1-904-520-5773 if outside United States and Canada).  An audio recording will be available one hour after the call until December 31, 2012, and may be accessed at 1-888-284-7564 (1-904-596-3174 if outside the United States and Canada) and entering access code 2949921.  Investors may also listen live via the Internet at: [http://www.videonewswire.com/event.asp?id=89923] and may be accessed at any point during this time at no cost.

This earnings release, including supporting financial tables, is available within the press releases section of the Company's investor relations website at: http://ir.communitybanksystem.com.  An archived webcast of the earnings call will be available on this site for one full year.

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $7.6 billion in assets and over 180 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm with offices in New York, New Jersey, Pennsylvania and Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year-to-Date
	September 30,	September 30,	September 30,	September 30,
Earnings	2012	2011	2012	2011
Loan income	$48,590	$50,702	$143,305	$142,470
Investment income	22,804	19,716	66,145	58,085
Total interest income	71,394	70,418	209,450	200,555
Interest expense	12,619	15,850	38,995	46,277
Net interest income	58,775	54,568	170,455	154,278
Provision for loan losses	2,643	1,043	6,442	3,143
Net interest income after provision for loan losses	56,132	53,525	164,013	151,135
Deposit service fees	12,057	11,134	33,461	31,307
Mortgage banking revenues	128	320	682	1,698
Other banking services	1,278	1,179	2,614	2,222
Wealth management services	3,193	2,904	9,426	7,866
Benefit trust, administration, consulting and actuarial fees	8,912	7,685	26,549	23,722
Investment securities and debt extinguishment gains/(losses), net	291	(6)	291	8
Total noninterest income	25,859	23,216	73,023	66,823
Salaries and employee benefits	28,126	26,543	82,395	75,185
Occupancy and equipment and furniture	6,541	6,103	19,134	18,413
Amortization of intangible assets	1,212	1,161	3,343	3,251
Acquisition expenses	4,797	381	5,221	4,689
Other	15,409	13,905	44,765	40,997
Total operating expenses	56,085	48,093	154,858	142,535
Income before income taxes	25,906	28,648	82,178	75,423
Income taxes	7,539	8,640	23,914	21,269
Net income	$18,367	$20,008	$58,264	$54,154
Basic earnings per share	$0.46	$0.54	$1.48	$1.52
Diluted earnings per share	$0.46	$0.54	$1.46	$1.50

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012			2011
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$48,590	$47,077	$47,638	$50,511	$50,702
Investment income	22,804	23,468	19,873	19,903	19,716
Total interest income	71,394	70,545	67,511	70,414	70,418
Interest expense	12,619	12,774	13,602	15,279	15,850
Net interest income	58,775	57,771	53,909	55,135	54,568
Provision for loan losses	2,643	2,155	1,644	1,593	1,043
Net interest income after provision for loan losses	56,132	55,616	52,265	53,542	53,525
Deposit service fees	12,057	11,035	10,369	11,027	11,134
Mortgage banking revenues	128	234	320	37	320
Other banking services	1,278	662	674	694	1,179
Wealth management services	3,193	3,101	3,132	2,831	2,904
Benefit trust, administration, consulting and actuarial fees	8,912	8,664	8,973	7,879	7,685
Investment securities gains/(losses), net	291	0	0	(69)	(6)
Total noninterest income	25,859	23,696	23,468	22,399	23,216
Salaries and employee benefits	28,126	26,844	27,425	27,093	26,543
Occupancy and equipment and furniture	6,541	6,130	6,463	6,089	6,103
Amortization of intangible assets	1,212	1,045	1,086	1,130	1,161
Acquisition expenses	4,797	164	260	142	381
Other	15,409	15,187	14,169	13,383	13,905
Total operating expenses	56,085	49,370	49,403	47,837	48,093
Income before income taxes	25,906	29,942	26,330	28,104	28,648
Income taxes	7,539	8,871	7,504	9,116	8,640
Net income	$18,367	$21,071	$18,826	$18,988	$20,008
Basic earnings per share	$0.46	$0.53	$0.49	$0.51	$0.54
Diluted earnings per share	$0.46	$0.53	$0.48	$0.51	$0.54
Profitability
Return on assets	0.98%	1.20%	1.14%	1.16%	1.23%
Return on equity	8.12%	9.82%	9.22%	9.96%	10.67%
Return on tangible equity(3)	13.27%	16.01%	15.59%	17.91%	19.63%
Noninterest income/operating income (FTE) (1)	28.8%	27.6%	28.8%	27.6%	28.5%
Efficiency ratio (2)	56.5%	56.1%	59.0%	57.2%	57.0%
Components of Net Interest Margin (FTE)
Loan yield	5.25%	5.42%	5.58%	5.80%	5.81%
Cash equivalents yield	0.26%	0.34%	0.26%	0.25%	0.25%
Investment yield	3.82%	3.97%	4.33%	4.49%	4.55%
Earning asset yield	4.54%	4.78%	4.89%	5.11%	5.13%
Interest-bearing deposit rate	0.40%	0.44%	0.56%	0.65%	0.70%
Borrowing rate	3.56%	2.85%	3.79%	4.21%	4.27%
Cost of all interest-bearing funds	0.94%	0.99%	1.13%	1.27%	1.32%
Cost of funds (includes DDA)	0.78%	0.84%	0.96%	1.08%	1.12%
Net interest margin (FTE)	3.79%	3.96%	3.96%	4.06%	4.04%
Fully tax-equivalent adjustment	$4,332	$4,335	$4,031	$3,851	$3,836

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012			2011
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$3,708,143	$3,512,427	$3,454,240	$3,473,366	$3,481,087
Cash equivalents	138,251	10,017	251,828	233,984	240,127
Taxable investment securities	2,065,121	2,091,575	1,565,215	1,495,590	1,458,127
Nontaxable investment securities	717,608	692,839	613,947	567,835	560,051
Total interest-earning assets	6,629,123	6,306,858	5,885,230	5,770,775	5,739,392
Total assets	7,426,818	7,058,473	6,618,812	6,474,722	6,447,210
Interest-bearing deposits	4,409,813	4,003,213	3,964,062	3,929,231	3,926,457
Borrowings	918,789	1,182,707	859,774	830,344	832,505
Total interest-bearing liabilities	5,328,602	5,185,920	4,823,836	4,759,575	4,758,962
Noninterest-bearing deposits	1,066,689	907,153	884,451	878,443	867,373
Shareholders' equity	900,147	862,747	821,043	756,334	743,730
Balance Sheet Data
Cash and cash equivalents	$287,753	$130,902	$132,055	$324,878	$425,877
Investment securities	2,895,285	2,931,918	2,765,145	2,151,370	2,075,283
Loans:
Business lending	1,233,928	1,216,309	1,210,773	1,226,439	1,261,125
Consumer mortgage	1,390,130	1,289,155	1,245,217	1,214,621	1,167,781
Consumer installment - indirect	642,196	591,249	542,605	556,955	564,423
Home equity	372,493	310,555	317,716	323,840	328,468
Consumer installment - direct	173,710	154,402	144,428	149,170	154,672
Total loans	3,812,457	3,561,670	3,460,739	3,471,025	3,476,469
Allowance for loan losses	42,817	41,828	41,809	42,213	42,463
Intangible assets	388,397	358,435	359,480	360,564	360,228
Other assets	229,298	225,234	236,848	222,651	208,460
Total assets	7,570,373	7,166,331	6,912,458	6,488,275	6,503,854
Deposits:
Noninterest-bearing	1,098,135	944,695	911,131	894,464	887,009
Non-maturity interest-bearing	3,533,837	2,942,333	2,974,191	2,776,532	2,782,241
Time	1,076,657	1,023,324	1,066,685	1,124,249	1,169,503
Total deposits	5,708,629	4,910,352	4,952,007	4,795,245	4,838,753
Borrowings	728,116	1,157,872	910,427	728,281	728,335
Subordinated debt held by unconsolidated subsidiary trusts	102,067	102,060	102,054	102,048	102,042
Other liabilities	126,962	110,988	107,297	88,118	79,091
Total liabilities	6,665,774	6,281,272	6,071,785	5,713,692	5,748,221
Shareholders' equity	904,599	885,059	840,673	774,583	755,633
Total liabilities and shareholders' equity	7,570,373	7,166,331	6,912,458	6,488,275	6,503,854
Capital
Tier 1 leverage ratio	8.32%	8.98%	9.37%	8.38%	8.17%
Tangible equity/net tangible assets (3)	7.54%	8.09%	7.70%	7.12%	6.79%
Diluted weighted average common shares O/S	40,139	40,057	39,323	37,491	37,312
Period end common shares outstanding	39,571	39,472	39,439	36,986	36,829
Cash dividends declared per common share	$0.27	$0.26	$0.26	$0.26	$0.26
Book value	$22.86	$22.42	$21.32	$20.94	$20.52
Tangible book value(3)	$13.73	$14.00	$12.84	$11.85	$11.37
Common stock price (end of period)	$28.19	$27.12	$28.78	$27.80	$22.69

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2012			2011
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$27,370	$28,571	$27,757	$28,285	$16,502
Accruing loans 90+ days delinquent	3,349	3,437	3,889	3,090	2,319
Total nonperforming loans	30,719	32,008	31,646	31,375	18,821
Other real estate owned (OREO)	3,384	2,899	2,690	2,682	2,776
Total nonperforming assets	34,103	34,907	34,336	34,057	21,597
Net charge-offs	1,654	2,136	2,048	1,844	1,111
Allowance for loan losses/loans outstanding	1.12%	1.17%	1.21%	1.22%	1.22%
Nonperforming loans/loans outstanding	0.81%	0.90%	0.91%	0.90%	0.54%
Allowance for loan losses/nonperforming loans	139%	131%	132%	135%	226%
Net charge-offs/average loans	0.18%	0.24%	0.24%	0.21%	0.13%
Delinquent loans/ending loans	1.79%	1.71%	1.78%	2.05%	1.56%
Loan loss provision/net charge-offs	160%	101%	80%	86%	94%
Nonperforming assets/total assets	0.45%	0.49%	0.50%	0.52%	0.33%
Asset Quality (excluding loans acquired since 1/1/09)
Nonaccrual loans	$21,733	$22,395	$20,178	$17,585	$13,540
Accruing loans 90+ days delinquent	3,038	3,070	2,700	2,878	2,233
Total nonperforming loans	24,771	25,465	22,878	20,463	15,773
Other real estate owned (OREO)	1,671	1,577	1,778	1,734	1,810
Total nonperforming assets	26,442	27,042	24,656	22,196	17,583
Net charge-offs	1,754	1,217	752	1,844	1,111
Allowance for loan losses/loans outstanding	1.24%	1.28%	1.30%	1.36%	1.38%
Nonperforming loans/loans outstanding	0.74%	0.79%	0.74%	0.69%	0.52%
Allowance for loan losses/nonperforming loans	167%	161%	175%	197%	268%
Net charge-offs/average loans	0.21%	0.16%	0.10%	0.24%	0.14%
Delinquent loans/ending loans	1.65%	1.62%	1.61%	1.77%	1.57%
Loan loss provision/net charge-offs	119%	180%	37%	79%	72%
Nonperforming assets/total assets	0.37%	0.40%	0.38%	0.36%	0.29%

(1) Excludes gain (loss) on investment securities.
(2) Excludes intangible amortization, goodwill impairment, acquisition expenses, and gain (loss) on investment securities.
(3) Includes deferred tax liabilities (of approximately $27.0 million at 9/30/12) generated from tax deductible goodwill.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.